EXHIBIT (d)(2)(viii)

                         INTERIM SUB-ADVISORY AGREEMENT
                                     BETWEEN
                    AFBA 5STAR INVESTMENT MANAGEMENT COMPANY
                                       AND
                             TRENDSTAR ADVISORS, LLC

         THIS AGREEMENT is made by and between AFBA 5Star Investment Management Company, a Virginia corporation with its principal office at 909 N. Washington Street, Alexandria, Virginia 22314 (the "Manager"), and Trendstar Advisors, LLC, a Delaware LLC with its principal office at 7300 College Boulevard, Suite 398, Overland Park, KS (the "Sub-Adviser").

                                   WITNESSETH:

         WHEREAS, AFBA 5Star Fund, Inc. (the "Company") is an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and is organized as a Maryland corporation;

         WHEREAS, the AFBA 5Star Science & Technology Fund (the "Fund") is a series of the Company;

         WHEREAS, the Manager and the Company, on behalf of the Fund, have entered into an agreement (the "Management Agreement") whereby the Manager will provide investment advisory services to the Company with respect to the Fund;

         WHEREAS, the Manager has the authority under the Management Agreement to retain sub-advisers to assist the Manager in providing investment advisory services to the Company;

         WHEREAS, the Manager and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended, and engage in the business of providing investment advisory services; and

         WHEREAS, the Board of Directors (the "Board" or the "Directors") of the Company and the Manager desire that the Manager retain the Sub-Adviser to supply, subject to the control and supervision of the Board and the Manager, the following services: research, analysis, advice and recommendations with respect to the purchase and sale of securities and the making of investment commitments; statistical information and reports as may be reasonably required; and general assistance in the supervision of the investments of the Fund;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

         1. During the term of this Agreement, or any extension or extensions thereof, the Sub-Adviser will, to the best of its ability, furnish the foregoing services.

         2. As compensation, the Manager will pay the Sub-Adviser monthly in arrears the Sub-Adviser's costs in connection with the performance of the foregoing services, which costs shall be subject to review by the Board or its designee; provided, however, that such costs do not exceed 0.33% of the average daily net assets of the Fund.

         3. (a) This Agreement shall become effective on July 16, 2007; PROVIDED, HOWEVER, that this Agreement shall not become effective with respect to the Fund unless it has first been approved by the Company's Board of


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Directors, including a majority of those Directors who are not parties hereto or
"interested persons" (as such term is defined in the 1940 Act) of the Company. This Agreement shall continue in effect until such time as a Sub-Advisory Agreement between the Manager and Sub-Adviser is approved by the vote of a majority of the outstanding voting securities of the Fund (such vote currently scheduled to take place at a Fund shareholder meeting to be held on or about September 12, 2007) and executed by the parties thereto, or it is terminated pursuant to subparagraph (c) below, whichever is earlier.

                  (b) No amendment to this Agreement shall be effective unless approved in the manner required by the 1940 Act and the rules thereunder.

                  (c) This Agreement may be terminated by the Manager or the Company at any time, without the payment of a penalty, on written notice to the Sub-Adviser of the Manager's or the Company's intention to do so, in the case of the Company pursuant to action by the Board or pursuant to the vote of a majority of the outstanding voting securities of the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of a penalty, on sixty
(60) days' written notice to the Manager and the Company of its intention to do so. Upon termination of this Agreement, the obligations of all the parties hereunder shall cease and terminate as of the date of such termination, except for (i) any obligation to respond for a breach of this Agreement committed prior to such termination; and (ii) the obligation of the Manager to pay to the Sub-Adviser the compensation provided in Paragraph 2 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment; provided, however, that the Sub-Adviser may assign this Agreement to a wholly owned subsidiary as long as the Sub-Adviser guarantees full and complete performance of all of its obligations under this Agreement. This Agreement shall automatically terminate upon the termination of the Management Agreement.

         4.       a.       The Sub-Adviser shall place and execute Fund orders
for the purchase and sale of portfolio securities with broker-dealers. Subject to the obtaining the best available execution, the Sub-Adviser is authorized to place orders for the purchase and sale of portfolio securities for the Fund with such broker-dealers as it may select from time to time. Subject to subparagraph
(b) below, the Sub-Adviser is also authorized to place transactions with brokers who provide research or statistical information or analyses to the Fund, to the Sub-Adviser, or to any other client for which the Sub-Adviser provides investment advisory services. Subject to obtaining the best available execution, the Sub-Adviser may also place brokerage transactions with broker-dealers who sell shares of the Fund. Broker-dealers who sell shares of the Fund shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the U.S. Securities and Exchange Commission and the National Association of Securities Dealers, Inc. The Sub-Adviser also agrees that it will cooperate with the Company to execute instructions that brokerage transactions be allocated to brokers or dealers who provide benefits directly to the Company or any Fund.

                  b. Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Directors and officers of the Company, the Sub-Adviser is authorized to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Sub-Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser's overall responsibilities with respect to the Company and to other clients or funds for which the Sub-Adviser exercises investment discretion.


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         5.       It is understood and agreed that the services to be rendered by the Sub-Adviser to the Manager under the provisions of this Agreement are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby, and provided further that the services to be rendered by the Sub-Adviser to the Manager under this Agreement and the compensation provided for in Paragraph 2 hereof shall be limited solely to services with reference to the Company.

         6. The Manager agrees that it will furnish currently to Sub-Adviser all information reasonably necessary to permit Sub-Adviser to give the advice called for under this Agreement and such information with reference to the Company that is reasonably necessary to permit Sub-Adviser to carry out its responsibilities under this Agreement, and the parties agree that they will from time to time consult and make appropriate arrangements as to specific information that it is required under this paragraph and the frequency and manner with which it shall be supplied.

         7. The Sub-Adviser shall not be liable for any error of judgment or mistake at law or for any loss suffered by Manager of the Company in connection with any matters to which this Agreement relates except that nothing herein contained shall be construed to protect the Sub-Adviser against any liability by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reckless disregard of its obligations or duties under this agreement.

         8. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 16th day of July, 2007.

                                  TRENDSTAR ADVISORS, LLC

                                  By: /s/Thomas W. Laming
                                      ------------------------------------------
                                      Name: Thomas W. Laming
                                      Title: President, Chief Investment Officer

                                  Attest:

                                  By: /s/Kyle R. Bubek
                                      ------------------------------------------
                                      Name: Kyle R. Bubek
                                      Title: Secretary, Chief Compliance Officer


AFBA 5STAR INVESTMENT MANAGEMENT CO.

By: /s/Robert E. Morrison, Jr.
    --------------------------------
    Name: Robert E. Morrison, Jr.
    Title: President

Attest:

By: /s/Mark A. Thoma
    --------------------------------
    Name: Mark A. Thoma
    Title: Director of Key Accounts


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